Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS
2009 total revenues of $172.5 million, up 32% over prior year
Net income of $32.1 million or $0.54 per diluted share
Introduces 2010 financial outlook
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (March 3, 2010) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter and full year ended December 31, 2009.
Key financial results for the 2009 fourth quarter:
•	Product-related revenue of $38.9 million compared with $34.8 million for the prior year period.

•	Total revenues of $62.4 million compared with 2008 fourth quarter total revenues of $37.5 million.

•	Net income of $24.5 million, or $0.40 per diluted share, compared with a net loss of $10.2 million, or $0.19 per share, in the fourth quarter of 2008.

•	Total revenues and net income reflected the positive impact of a $20 million milestone earned in December 2009 related to the U.S. Food and Drug Administration (FDA) approval of ZEGERID OTC™ (omeprazole 20 mg/sodium bicarbonate 1100 mg capsules).
Key financial results for the 2009 full year:
•	Product-related revenue of $142.9 million increased 29% compared with $111.0 million in the prior year.

•	Total revenues of $172.5 million increased 32% compared with 2008 total revenues of $130.2 million.

•	Net income of $32.1 million, or $0.54 per diluted share, compared with a net loss of $18.5 million, or $0.36 per share, in 2008.

•	Positive cash flow from operations of $37.0 million.

•	Cash, cash equivalents and short-term investments of $93.9 million as of December 31, 2009.
“We are pleased to report our first full year of profitability,” said Debra P. Crawford, senior vice president and chief financial officer of Santarus. “We grew 2009 product-related revenue by 29%, while reducing total costs and expenses by 7% compared with the prior year. Our strong operating results were further enhanced by the $20 million milestone relating to FDA approval of ZEGERID OTC.”

Gerald T. Proehl, president and chief executive officer of Santarus, said, “In addition to our outstanding financial performance, during the past year we made significant progress in advancing both of our late-stage product development programs. Enrollment in the European Phase III study for budesonide MMX® was completed in December 2009 and we expect to complete enrollment in the U.S. Phase III study for budesonide MMX in the second quarter of 2010. We submitted an Investigational New Drug (IND) application for rifamycin SV MMX® last December and expect to begin enrolling patients in our first Phase III study with this development product candidate in the second quarter of 2010.”
He added, “Our strong balance sheet with nearly $94 million in cash, cash equivalents and short-term investments, provides us the ability to pursue opportunities to further expand our product portfolio with additional marketed or development-stage products.”
Business Highlights
Key fourth quarter accomplishments and recent business highlights include the following:
•	Increased ZEGERID (omeprazole/sodium bicarbonate) brand net sales approximately 8% in the fourth quarter compared with the prior year period. In addition, the company’s decision to exit from Medicaid contracting for ZEGERID effective October 1, 2009 resulted in an improved average selling price compared with the third quarter of 2009 and, as anticipated, an 8% decrease in total prescriptions to approximately 269,000 in the fourth quarter of 2009 versus the third quarter of 2009.

•	Grew GLUMETZA (metformin HCl extended release tablets) total prescriptions to approximately 78,000, a 28% increase compared with the fourth quarter of 2008, the first quarter that Santarus promoted GLUMETZA. Promotion revenue for GLUMETZA was $6.7 million in the fourth quarter of 2009, up approximately 32% over promotion revenue in the fourth quarter of 2008.

•	Received a $20 million milestone payment in December for the FDA approval of Schering-Plough HealthCare Products, Inc.’s New Drug Application (NDA) for ZEGERID OTC. Santarus expects shipments of ZEGERID OTC to commence in late March 2010 and to be available on retail store shelves in April 2010. Schering-Plough and Merck & Co., Inc. merged on November 3, 2009.

•	Obtained FDA approval of an NDA for immediate-release omeprazole/sodium bicarbonate/magnesium hydroxide tablets in 40 mg and 20 mg dosage strengths of omeprazole; however the FDA has not approved a trade name for the new product. The new tablet combines omeprazole with a mix of buffers. Santarus has submitted an NDA supplement requesting approval of a proposed trade name that includes the “ZEGERID” brand name and anticipates that the FDA will complete its review of the NDA supplement in June 2010.

•	Announced the completion of enrollment of 514 patients in the European Phase III clinical study for budesonide MMX for induction of remission of mild or moderate active ulcerative colitis. Enrollment in the U.S. Phase III study is expected to be complete in the second quarter of 2010. Santarus expects to announce top-line results from the European Phase III study late in the second quarter of 2010 and results from the U.S. Phase III study in the second half of 2010.

•	Submitted an IND application to the FDA to begin a Phase III clinical program evaluating rifamycin SV MMX in patients with travelers’ diarrhea. Santarus is filing Clinical Trial Applications in Mexico, Guatemala and Peru and expects to begin enrolling patients in the first Phase III clinical study for U.S. registration in the second quarter of 2010.

•	Entered into a licensing agreement in October granting Norgine B.V. exclusive rights to develop, manufacture and commercialize prescription immediate-release ZEGERID products in specified markets in Western,

Central and Eastern Europe. Norgine is a leading European specialty pharmaceutical company with a focus on gastroenterology products and a commercial presence in major European markets.
Fourth Quarter 2009 Financial Results
Total revenues for the fourth quarter of 2009 were $62.4 million, consisting of $38.9 million in product-related revenue and $23.5 million in license and royalty revenue. Total revenues for the fourth quarter of 2008 were $37.5 million, consisting of $34.8 million in product-related revenue and $2.7 million in license and royalty revenue.
Net product sales of ZEGERID were $32.2 million in the fourth quarter of 2009, reflecting an 8% increase over ZEGERID net product sales of $29.7 million in the fourth quarter of 2008. Promotion revenue in the fourth quarter of 2009 associated with GLUMETZA increased to $6.7 million, a 32% increase compared with promotion revenue of $5.1 million, of which $4.7 million was associated with GLUMETZA, in the fourth quarter of 2008.
Santarus reported net income of $24.5 million, or $0.40 per diluted share, for the fourth quarter of 2009, compared with a net loss of $10.2 million, or $0.19 per share, for the fourth quarter of 2008.
The cost of product sales was $2.3 million in the fourth quarter of 2009, compared with $2.0 million in the fourth quarter of 2008, both of which were approximately 7% of net product sales.
Santarus reported license fees and royalties of $2.3 million in the fourth quarter of 2009, which consisted of royalties payable to the University of Missouri based on net product sales and amortization of the $12 million upfront fee paid to Depomed, Inc. in July 2008. License fees and royalties were $12.5 million in the fourth quarter of 2008.
Research and development expenses were $6.4 million in the fourth quarter of 2009, compared with $5.5 million in the fourth quarter of 2008.
Selling, general and administrative (SG&A) expenses were $25.5 million for the fourth quarter of 2009, and $27.2 million for the fourth quarter of 2008. The decrease in SG&A was primarily attributable to a decrease in legal expenses and costs associated with advertising and promotional activities related to GLUMETZA.
Full Year 2009 Financial Results
The company reported total revenues of $172.5 million for the year ended December 31, 2009, compared with total revenues of $130.2 million for the year ended December 31, 2008. Product-related revenue of $142.9 million in the year ended December 31, 2009 increased approximately 29% over the $111.0 million in product-related revenue in the prior year. Santarus reported $29.6 million in license and royalty revenue for 2009 and $19.2 million in license and royalty revenue in the prior year period. Total costs and expenses of $138.4 million for 2009 decreased 7% compared with $149.4 million in 2008.
Santarus reported net income of $32.1 million, or $0.54 per diluted share, for the year ended December 31, 2009, compared with a net loss of $18.5 million, or $0.36 per share, for the year ended December 31, 2008.
As of December 31, 2009, Santarus had cash, cash equivalents and short-term investments of $93.9 million, compared with $52.0 million as of December 31, 2008.
Financial Outlook for 2010
In 2010, the company expects to report:

•	Product-related revenue of $163 million to $167 million, up approximately 14% to 17% compared with 2009. Product-related revenue consists of ZEGERID net product sales and GLUMETZA promotion revenue.

•	Total revenues of $170 million to $175 million. This compares to 2009 total revenues of $172.5 million, which included the $20 million one-time milestone related to FDA approval of ZEGERID OTC.

•	License fee expenses from two success-based milestones totaling $6 million. Santarus expects license fee expenses will include a $3 million sales milestone to Depomed, Inc., which is payable if annual net product sales of GLUMETZA exceed $50 million in 2010. In addition, Santarus expects license fees to include a $3 million development milestone to Cosmo Technologies, which is payable upon achievement of the primary end points in both of the European and U.S. Phase III studies for budesonide MMX with statistical significance and demonstrated adequate safety.

•	Research and development expenses for 2010 of approximately $24 million to $26 million, which includes estimated costs associated with the Phase III clinical programs for budesonide MMX and rifamycin SV MMX.

•	Net income of $11 million to $13 million for the full year, which may include a net loss in the first quarter due to seasonality of prescription demand and timing of research and development expenses.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, March 3, 2010. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 52266983. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in a Phase III clinical program for the induction of remission of mild or moderate active ulcerative colitis. Santarus expects to begin Phase III clinical testing of rifamycin SV MMX in patients with travelers’ diarrhea in the second quarter of 2010. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total and product-related revenues, research and development expense and net income, the potential for payment of two success-based milestones, timing for commercial availability of ZEGERID OTC, timing for the ongoing and planned Phase III studies for budesonide MMX and rifamycin SV MMX, and other regulatory and development program matters.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to maintain and increase market demand for, and sales of, the ZEGERID and GLUMETZA products; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of the patent infringement lawsuits relating to the ZEGERID and GLUMETZA products, and Santarus’ ability to commercialize products without infringing the patent rights of others; Santarus’ ability to generate revenue under its strategic alliances, including the OTC license agreement with Schering-Plough HealthCare Products, the license and distribution agreements with GlaxoSmithKline and the license agreement with Norgine; Santarus’ ability to successfully develop (including timely and successful completion of the ongoing and planned phase III clinical studies) and obtain regulatory approval for the budesonide MMX and rifamycin SV MMX product candidates in a timely manner or at all; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus®, ZEGERID® and ZEGERID OTC™ are trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents and short-term investments	$93,944	$52,037
Accounts receivable, net	16,253	13,366
Inventories, net	5,336	5,230
Prepaid expenses and other current assets	3,797	3,826

Total current assets	119,330	74,459
Long-term restricted cash	1,400	1,400
Long-term investments	—	4,250
Property and equipment, net	875	988
Intangible assets, net	9,750	11,250
Other assets	6	137

Total assets	$131,361	$92,484

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$58,676	$53,109
Allowance for product returns	12,846	10,251
Current portion of deferred revenue	245	7,365

Total current liabilities	71,767	70,725
Deferred revenue, less current portion	2,678	2,436
Long-term debt	10,000	10,000
Total stockholders’ equity	46,916	9,323

Total liabilities and stockholders’ equity	$131,361	$92,484

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Product sales, net	$32,210	$29,745	$119,242	$101,220
Promotion revenue	6,702	5,079	23,631	9,837
License and royalty revenue	23,471	2,697	29,620	19,144

Total revenues	62,383	37,521	172,493	130,201
Costs and expenses:
Cost of product sales	2,301	2,025	8,294	7,345
License fees and royalties	2,281	12,540	7,976	22,257
Research and development	6,430	5,539	16,244	11,760
Selling, general and administrative	25,455	27,224	105,838	108,012

Total costs and expenses	36,467	47,328	138,352	149,374

Income (loss) from operations	25,916	(9,807)	34,141	(19,173)
Other income (expense):
Interest income	15	251	194	1,285
Interest expense	(115)	(61)	(460)	(95)

Total other income (expense)	(100)	190	(266)	1,190

Income (loss) before income taxes	25,816	(9,617)	33,875	(17,983)
Income tax expense	1,315	534	1,760	534

Net income (loss)	$24,501	$(10,151)	$32,115	$(18,517)

Net income (loss) per share:
Basic	$0.42	$(0.19)	$0.55	$(0.36)

Diluted	$0.40	$(0.19)	$0.54	$(0.36)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	58,179,582	53,100,410	57,994,506	51,835,482
Diluted	61,636,432	53,100,410	59,684,548	51,835,482
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